Exhibit 4.1

Execution Version

 CONTRIBUTION, PURCHASE AND SALE AGREEMENT

Dated as of November 16, 2017

TABLE OF CONTENTS

Article I

DEFINITIONS

Section 1.1	Definitions	3

Article II

The Contributions, Purchases and sales

Section 2.1	Purchase and Sale of Shares of Höegh LNG Colombia Holding	6
Section 2.2	Contribution of Shares of Höegh LNG Colombia Holding	6
Section 2.3	Closing	6
Section 2.4	Purchase Price Adjustment	6

Article III

Representations and Warranties of THE SELLER COMPANIES

Section 3.1	Representations and Warranties	7

Article IV

Representations and Warranties of THE BUYER COMPANIES

Section 4.1	Representations and Warranties	8

Article V

PRE-CLOSING MATTERS

Section 5.1	Covenants of the Seller Companies Prior to the Closing Date	9
Section 5.2	Covenant of the Buyer Companies Prior to the Closing Date	10

Article VI

Conditions OF Closing

Section 6.1	Conditions to the Obligations of the Parties	10
Section 6.2	Conditions to the Obligations of the Seller Companies	10
Section 6.3	Conditions to the Obligations of the Buyer Companies	11

1

Article VII

Termination, Amendment and Waiver

Section 7.1	Termination of this Agreement	12
Section 7.2	Amendments and Waivers	12

Article VIII

Indemnification; reimbursements

Section 8.1	Indemnification by the Seller Companies	12
Section 8.2	Indemnification by the Buyer Companies	13

Article IX

FURTHER ASSURANCES

Section 9.1	Further Assurances	13
Section 9.2	Power of Attorney	13

Article X

Miscellaneous

Section 10.1	Survival of Representations and Warranties	14
Section 10.2	Headings; References, Interpretation	15
Section 10.3	Successors and Assigns	15
Section 10.4	No Third Party Rights	15
Section 10.5	Counterparts	15
Section 10.6	Governing Law	15
Section 10.7	Dispute Resolution	15
Section 10.8	Severability	16
Section 10.9	Deed; Bill of Sale; Assignment	16
Section 10.10	Integration	16

2

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

This CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 16, 2017 is made by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.”), Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the date hereof:

1.	Höegh LNG Ltd. is a wholly owned subsidiary of Höegh LNG;

2.	The Operating Company is a wholly owned subsidiary of the Partnership;

3.	The Operating Company owns 51% of the shares of Höegh LNG Colombia Holding Ltd. (“Höegh LNG Colombia Holding”), a Cayman Islands exempted company;

4.	Höegh LNG Ltd. owns 49% of the shares of Höegh LNG Colombia Holding;

5.	Höegh LNG Colombia S.A.S., a Colombia limited liability company (“Höegh LNG Colombia S.A.S.”), is a 100% owned subsidiary of Höegh LNG Colombia Holding;

6.	Höegh LNG FSRU IV Ltd., a Cayman Islands exempted company (“FSRU IV”), is a wholly owned subsidiary of Höegh LNG Colombia Holding;

7.	FSRU IV is the record owner of the floating storage and regasification unit Höegh Grace (the “Vessel”); and

WHEREAS, by an International Leasing Agreement, dated November 1, 2014, as amended by Amendment No. 1 thereto dated September 24, 2015 (the “Lease Agreement”), between FSRU IV and Sociedad Portuaria El Cayao S.A. E.S.P., a Colombia company (the “Charterer”), FSRU IV chartered the Vessel to the Charterer;

WHEREAS, Höegh LNG entered into an FSRU Operation and Services Agreement, dated November 1, 2014, as amended pursuant to Amendment No. 1 thereto dated September 24, 2015 and as novated pursuant to the OSA Novation Agreement (as defined below), with the Charterer (the “OSA”), pursuant to which Höegh LNG Colombia S.A.S. provides the Charterer with certain services for the Vessel for the duration of the Lease Agreement;

1

WHEREAS, Höegh LNG, Höegh LNG Colombia S.A.S. and the Charterer entered into a Novation Agreement, dated October 18, 2016 (the “OSA Novation Agreement”), whereby Höegh LNG transferred to Höegh LNG Colombia S.A.S., and Höegh LNG Colombia S.A.S. accepted, all of Höegh LNG’s rights, interests, duties and obligations under the OSA;

WHEREAS, FSRU IV and Höegh LNG Cyprus Limited, as borrowers, Höegh LNG, Höegh LNG Ltd., FSRU III (as defined below), the Partnership and Höegh LNG Colombia Holding, as guarantors, and the banks and other financial institutions named therein as lenders and swap banks have entered into a $412 million Amended and Restated Facilities Agreement, dated March 17, 2016, with respect to the Vessel, as amended by the Amendment Letter, dated December 23, 2016 (the “Vessel Credit Facility”);

WHEREAS, on January 3, 2017, (a) Höegh LNG Ltd. sold 51% of the outstanding shares of Höegh LNG Colombia Holding to the Partnership and (b) the Partnership contributed such shares to the Operating Company (the “Initial Acquisition”) all pursuant to a Contribution Purchase and Sale Agreement, dated December 1, 2016, among Höegh LNG, Höegh LNG Ltd., the Partnership and the Operating Company (the “Initial Contribution Agreement”);

WHEREAS, in connection with the Initial Acquisition, (a) the Partnership entered into a deed of guarantee and indemnity with the Charterer (the “Partnership Performance Guarantee”), dated January 3, 2017, pursuant to which the Partnership guaranteed the performance by FSRU IV and Höegh LNG Colombia S.A.S. of their respective obligations under the Lease Agreement and the OSA and (b) simultaneously therewith, Höegh LNG was released from its deed of guarantee and indemnity pursuant to which it had guaranteed such obligations;

WHEREAS, Höegh LNG Ltd. desires to sell, assign and transfer the remaining 49% of the outstanding shares of Höegh LNG Colombia Holding (the “Acquired Interest”) to the Partnership in exchange for payment of an aggregate price of $85.9 million (the “Purchase Price”); and

WHEREAS, pursuant to this Agreement, each of the following will occur on the Closing Date (as defined below) in the order set forth below:

1.              Höegh LNG Ltd. shall sell, assign and transfer the Acquired Interest to the Partnership in exchange for payment of the Purchase Price.

2.              The Partnership contributes the Acquired Interest to the Operating Company, in exchange for 500 units, representing limited liability company interests in the Operating Company.

agreement

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

2

Article I

DEFINITIONS

Section 1.1           Definitions. The following defined terms will have the meanings given below:

“1934 Act Filings” means the filings made by the Partnership with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Acquired Interest” has the meaning set forth in the Recitals of this Agreement.

“Agreement” means this Contribution, Purchase and Sale Agreement.

“Buyer Attorney-in-Fact” has the meaning set forth in Section 9.2(a).

“Buyer Companies” means, collectively, the Partnership and the Operating Company.

“Buyer Indemnitees” has the meaning set forth in Section 8.1.

“Charterer” has the meaning set forth in the Recitals of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3.

“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.

“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.

“FSRU III” means Höegh LNG FSRU III Ltd., a Cayman Islands exempted company.

“FSRU IV” has the meaning set forth in the Recitals of this Agreement.

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.

3

“Höegh LNG” has the meaning set forth in the opening paragraph of this Agreement.

“Höegh LNG Colombia Holding” has the meaning set forth in the Recitals of this Agreement.

“Höegh LNG Colombia S.A.S” has the meaning set forth in the Recitals of this Agreement.

“Höegh LNG Ltd.” has the meaning set forth in the opening paragraph of this Agreement.

“Initial Acquisition” has the meaning set forth in the Recitals of this Agreement.

“Initial Contribution Agreement” has the meaning set forth in the Recitals of this Agreement.

“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:

(a)          an order has been made or an effective resolution passed or other proceedings or actions taken (including the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)          it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c)          any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Laws” has the meaning set forth in Section 3.1(c).

“Lease Agreement” has the meaning set forth in the Recitals of this Agreement.

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity, provided that, in no event will losses to the extent arising from a change in any Law after the Closing Date be deemed “Losses” for purposes of this Agreement.

4

“Operating Company” has the meaning set forth in the opening paragraph of this Agreement.

“Organizational Documents” means, with respect to any entity, its articles of association, memorandum and articles of association, articles of incorporation and/or bylaws, certificate of incorporation or formation and/or limited liability company agreement, certificate of limited partnership and/or agreement of limited partnership and/or other organizational documents.

“OSA” has the meaning set forth in the Recitals of this Agreement.

“OSA Novation Agreement” has the meaning set forth in the Recitals of this Agreement.

“Partnership” has the meaning set forth in the opening paragraph of this Agreement.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Partnership Performance Guarantee” has the meaning set forth in the Recitals of this Agreement.

“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

“Purchase Price” has the meaning set forth in the Recitals of this Agreement.

“Purchase Price Adjustment” has the meaning set forth in Section 2.4.

“Rules” has the meaning set forth in Section 10.7.

“Seller Attorney-in-Fact” has the meaning set forth in Section 9.2(b).

“Seller Companies” means, collectively, Höegh LNG and Höegh LNG Ltd.

“Seller Indemnitees” has the meaning set forth in Section 8.2.

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, import taxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other charges of any kind imposed by, or required to be reported or paid to, any Governmental Authority and all interest and penalties thereon.

5

“Tax Indemnity Agreement” means the Tax Indemnity, dated as of November 1, 2014, between the Charterer and FSRU IV.

“Transferred Subsidiaries” means, collectively, Höegh LNG Colombia Holding, FSRU IV and Höegh LNG Colombia S.A.S.

“Vessel” has the meaning set forth in the Recitals of this Agreement.

“Vessel Contracts” means, collectively, the Lease Agreement, the OSA, the Partnership Performance Guarantee, the OSA Novation Agreement, the Tax Indemnity Agreement, the Vessel Credit Facility.

“Vessel Credit Facility” has the meaning set forth in the Recitals of this Agreement.

Article II

The Contributions, Purchases and sales

On the Closing Date, the Parties agree that the following transactions shall be completed in the order set forth below.

Section 2.1           Purchase and Sale of Shares of Höegh LNG Colombia Holding. Höegh LNG Ltd. shall sell, assign and transfer the Acquired Interest to the Partnership in exchange for payment of the Purchase Price.

Section 2.2          Contribution of Shares of Höegh LNG Colombia Holding. The Partnership shall contribute the Acquired Interest to the Operating Company, in exchange for 500 units, representing limited liability company interests in the Operating Company.

Section 2.3          Closing. On the terms and subject to the conditions of this Agreement, the contributions, purchases, sales and transfers set forth in Section 2.1 through Section 2.2 shall take place on January 1, 2018, or on such other date as may be agreed upon by the Parties (the “Closing Date”).

Section 2.4           Purchase Price Adjustment. The Purchase Price shall be increased or decreased by 49% of net working capital (current assets excluding cash and cash equivalents minus current liabilities excluding the current portion of long-term debt) reflected on the consolidated books and records of Höegh LNG Colombia Holding as of the Closing Date (the “Purchase Price Adjustment”). Within 90 days following the Closing Date, Höegh LNG and the Partnership shall agree on the amount of the Purchase Price Adjustment pursuant to this Section 2.4, and Höegh LNG and the Partnership shall make settlement of the Purchase Price Adjustment in cash within 30 days thereafter.

6

Article III

Representations and Warranties of THE SELLER COMPANIES

Section 3.1           Representations and Warranties. The Seller Companies hereby represent and warrant to the Buyer Companies as of the date hereof and as of the Closing Date, that:

(a)            Each of the Seller Companies and the Transferred Subsidiaries has been duly formed or incorporated and is validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to the Seller Companies or the Transferred Subsidiaries and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)            Each of the Seller Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Companies and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by each of the Seller Companies pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of each of the Seller Companies and this Agreement has been duly executed and delivered by the Seller Companies and constitutes a legal, valid and binding obligation of the Seller Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)            The execution, delivery and performance by each of the Seller Companies of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Seller Companies’ or the Transferred Subsidiaries’ Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any of the Seller Companies or the Transferred Subsidiaries is a party or is subject or by which any of the Seller Companies’ or the Transferred Subsidiaries’ assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a Governmental Authority, orders of a Governmental Authority, judicial decisions, decisions of arbitrators or determinations of any Governmental Authority or court (“Laws”); or (iv)  the Lease Agreement, the OSA, the OSA Novation Agreement, the Tax Indemnity Agreement or the Vessel Credit Facility or any material provision of any material contract to which any of the Seller Companies or the Transferred Subsidiaries is a party or by which the assets of any of the Seller Companies or the Transferred Subsidiaries are bound;

7

(d)            Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Seller Companies of this Agreement or the consummation by each of the Seller Companies and the Transferred Subsidiaries of the transactions contemplated hereunder, and any consent required for the transactions contemplated hereunder pursuant to the Lease Agreement, the OSA, the Tax Indemnity Agreement and/or the Vessel Credit Facility has been duly obtained;

(e)            As of the date hereof, Höegh LNG Ltd. owns 49% of the outstanding shares of Höegh LNG Colombia Holding and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility; and as of the date hereof, Höegh LNG Colombia Holding owns all of the outstanding shares of each of FSRU IV and Höegh LNG Colombia S.A.S. and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Vessel Credit Facility;

(f)             All of the issued and outstanding equity interests of each Transferred Subsidiary have been duly authorized and are validly issued in accordance with the Organizational Documents of such Transferred Subsidiary and are fully paid and non-assessable; and

(g)            As of the Closing Date, other than trade payables for the provision of services for operating activities by subsidiaries of Höegh LNG, none of the Transferred Subsidiaries will have any outstanding loans, promissory notes or other indebtedness due to the Seller Companies.

Article IV

Representations and Warranties of THE BUYER COMPANIES

Section 4.1           Representations and Warranties. The Buyer Companies hereby represent and warrant to the Seller Companies as of the date hereof and as of the Closing Date, that:

(a)            Each of the Buyer Companies has been duly formed and is validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted and, in the case of the Partnership, as described in the Partnership’s 1934 Act Filings. No Insolvency Event has occurred with respect to the Buyer Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)            Each of the Buyer Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer Companies and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by each of the Buyer Companies pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of each of the Buyer Companies party hereto or thereto, and this Agreement has been duly executed and delivered by the Buyer Companies and constitutes a legal, valid and binding obligation of the Buyer Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

8

(c)            The execution, delivery and performance by each of the Buyer Companies, as applicable, of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) such Party’s Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, loan agreement, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which either of the Buyer Companies is a party or is subject or by which any of its assets or properties may be bound; or (iii) any applicable Laws; and

(d)           Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Buyer Companies of this Agreement or the consummation by each of the Buyer Companies of the transactions contemplated hereunder.

Article V

PRE-CLOSING MATTERS

Section 5.1           Covenants of the Seller Companies Prior to the Closing Date. Each of the Seller Companies hereby agrees and covenants that it:

(a)            shall cooperate with the Buyer Companies and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required from the counterparties to each of the Vessel Contracts as a result of the contributions, purchases, sales and transfers set forth in Article II;

(b)            shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Buyer Companies in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from any Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement; and

(c)            shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales and transfers set forth in Article II and the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby.

9

Section 5.2           Covenant of the Buyer Companies Prior to the Closing Date. Each of the Buyer Companies hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, it shall, in respect of the contributions, purchases, sales and transfers to be effected hereunder at the Closing Date, take, or cause to be taken, to the extent not already taken, all necessary corporate limited partnership or limited liability company action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales and transfers, and the execution, delivery and performance of this Agreement and any other agreements and documents contemplated hereby.

Article VI

Conditions OF Closing

Section 6.1         Conditions to the Obligations of the Parties. The obligation of the Parties to effect the contributions, purchases, sales and transfers set forth in Article II is subject to the satisfaction (or waiver by each of the Parties) on or prior to the Closing Date of the following conditions:

(a)            The Parties and the Transferred Subsidiaries, as applicable, shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, to the extent applicable, with respect to the Vessel Contracts) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any Environmental Laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder; and

(b)           No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority or any other Person to enjoin, restrict or prohibit the transactions contemplated hereunder.

Section 6.2           Conditions to the Obligations of the Seller Companies. The obligations of the Seller Companies to effect the contributions, purchases, sales and transfers set forth in Article II are subject to the satisfaction (or waiver by each of the Seller Companies) on or prior to the Closing Date of the following conditions:

(a)            The representations and warranties of the Buyer Companies made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

10

(b)            Each of the Buyer Companies shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the Closing Date;

(c)            Each of the Seller Companies shall have been released from its obligations under the Vessel Credit Facility by the lenders thereunder; and

(d)            All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller Companies, and the Seller Companies shall have received copies of all such documents and other evidence as they may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 6.3           Conditions to the Obligations of the Buyer Companies. The obligations of the Buyer Companies to effect the contributions, purchases, sales and transfers set forth in Article II are subject to the satisfaction (or waiver by each of the Buyer Companies) on or prior to the Closing Date of the following conditions:

(a)            The Partnership shall have obtained the funds necessary to consummate the purchase of the Acquired Interest;

(b)            The representations and warranties of the Seller Companies made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(c)            Each of the Seller Companies shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the Closing Date;

(d)            None of the Transferred Subsidiaries shall have any outstanding loans, promissory notes or other indebtedness due to the Seller Companies (other than trade payables for the provision of services for operating activities by subsidiaries of Höegh LNG);

(e)            The Amended and Restated Memorandum and Articles of Association of Höegh LNG Colombia Holding Ltd., shall be further amended and restated to provide for the sole ownership of Höegh LNG Colombia Holding Ltd. by the Operating Company; and

(f)            All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Buyer Companies, and the Buyer Companies shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

11

Article VII

Termination, Amendment and Waiver

Section 7.1           Termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

(a)            by mutual written consent of the Parties;

(b)            by the Seller Companies if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Seller Companies; or

(c)            by the Buyer Companies if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Buyer Companies;

provided, however, that the Parties seeking termination pursuant to clause (b) or (c) is not then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2           Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. Only an instrument in writing by the Buyer Companies, on the one hand, or the Seller Companies, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

Article VIII

Indemnification; reimbursements

Section 8.1           Indemnification by the Seller Companies. Following the Closing Date, the Seller Companies shall be liable for, and shall indemnify, defend and hold harmless the Buyer Companies and their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against:

(a)            any Losses suffered or incurred by such Buyer Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of the Seller Companies in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller Companies;

(b)            without duplication, any Losses for which the Seller Companies have indemnity obligations pursuant to the Initial Contribution Agreement, which remains in full force and effect; and

12

(c)            any fees, expenses or other payments incurred or owed by any of the Seller Companies to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

Section 8.2           Indemnification by the Buyer Companies. Following the Closing Date, the Buyer Companies shall be liable for, and shall indemnify, defend and hold harmless the Seller Companies and their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer Companies in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer Companies.

Article IX

FURTHER ASSURANCES

Section 9.1           Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) to more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 9.2           Power of Attorney.

(a)            Each of the Buyer Companies hereby constitutes and appoints Richard Tyrrell (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of each of the Buyer Companies and their successors and assigns, and for the benefit of the Buyer Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of the Buyer Companies and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Buyer Companies for the benefit of the Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Buyer Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement (or intended so to be), and (iii) do any and all such acts and things in furtherance of this Agreement as the Buyer Attorney-in-Fact shall deem advisable. Each of the Buyer Companies hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Buyer Companies or their successors or assigns or by operation of law.

13

(b)            Each of the Seller Companies hereby constitutes and appoints Sveinung J. S. Støhle (the “Seller Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the Seller Companies and their successors and assigns, and for the benefit of the Seller Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of the Seller Companies and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seller Companies for the benefit of the Seller Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seller Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchased, sold or issued pursuant to this Agreement, and (iii) do any and all such acts and things in furtherance of this Agreement as the Seller Attorney-in-Fact shall deem advisable. Each of the Seller Companies hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Seller Companies or their successors or assigns or by operation of law.

Article X

Miscellaneous

Section 10.1         Survival of Representations and Warranties. The representations and warranties of the Seller Companies contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Buyer Companies may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by the Buyer Companies against the Seller Companies thereafter in respect of such representations and warranties, except for claims that have been asserted by the Buyer Companies prior to the date of this Agreement.

14

Section 10.2         Headings; References, Interpretation. All amounts referred to herein are in United States dollars. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 10.3         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 10.4         No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 10.5         Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 10.6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.7         Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association in accordance with its International Arbitration Rules (the “Rules”). The arbitration tribunal shall be composed of three neutral arbitrators. The claimant shall appoint an arbitrator with its notice of arbitration, the respondent shall appoint an arbitrator with its answer, and within 20 days of the appointment of the second arbitrator the two party-appointed arbitrators shall appoint a third arbitrator to chair the tribunal. Any arbitrator not appointed as set forth in the preceding sentence shall be appointed according to the Rules. The seat of the arbitration shall be London, England. The arbitration shall be conducted in the English language. The award will be final and binding, and a judgment upon the award may be made by any court of competent jurisdiction.

15

Section 10.8         Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 10.9         Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 10.10       Integration. Other than with respect to the Initial Contribution Agreement, which remains in full force and effect: (a) this Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments; (b) this Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof; and (c) no understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

16

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

HÖEGH LNG HOLDINGS LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorized Signatory

HÖEGH LNG LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorized Signatory

HÖEGH LNG PARTNERS LP

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

HÖEGH LNG PARTNERS OPERATING LLC

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

Signature Page to
Contribution, Purchase and Sale Agreement